Exhibit 99.1

News Release

FREYR Battery Files Form S-4 for Redomicile from Luxembourg to U.S.

New York, Oslo and Luxembourg, September 11, 2023, FREYR Battery (NYSE: FREY) (“FREYR”), a developer of clean, next-generation battery cell production capacity, announced that its wholly owned affiliate, FREYR Battery, Inc., a United States Delaware corporation, has filed an S-4 registration statement with the U.S. Securities and Exchange Commission (“SEC”) as the next step of its previously announced process to redomicile to the U.S.
On August 10, 2023, FREYR announced a plan to redomicile from Luxembourg to the U.S. effective year-end 2023. The filing of the registration statement on form S-4 is the next step in that process. The S-4 registration statement, which can be found on the SEC’s website www.sec.gov, includes a summary of the transaction rationale, implications, and other considerations.
In 2023, FREYR’s Board of Directors and management team undertook a review of the company’s jurisdiction of incorporation of its ultimate parent company. FREYR’s Board of Directors believes that the redomiciliation will enhance long-term shareholder value by providing potential strategic opportunities and benefits, including:
•Simplifying FREYR’s corporate structure

•Streamlining reporting requirements

•Enhancing FREYR’s eligibility for inclusion in equity indexes and the associated benchmarking from actively managed funds

•Aligning with well-established principles of corporate governance under Delaware law

•Positioning FREYR to better respond to global tax developments and U.S. incentive programs for battery manufacturers; and

•Improving alignment with the operational and strategic needs of FREYR’s business as the company executes its business plan
The transaction will require a shareholder vote for approval later this year, the details of which will be provided at a later date. Additional information pertaining to the redomicile process can be found on FREYR’s website at www.freyrbattery.com.
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About FREYR Battery
FREYR Battery aims to provide industrial scale clean battery solutions to reduce global emissions. Listed on the New York Stock Exchange, FREYR’s mission is to produce clean battery cells to accelerate the decarbonization of energy and transportation systems globally. FREYR has commenced building the first of its planned factories in Mo i Rana, Norway and announced potential development of industrial scale battery cell production in the United States. To learn more about FREYR, please visit www.freyrbattery.com
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Exhibit 99.1

Investor contact:
Jeffrey Spittel
Vice President, Investor Relations
jeffrey.spittel@freyrbattery.com
Tel: (+1) 281-222-0161

Media contact:

Katrin Berntsen
Vice President, Communication, FREYR
katrin.berntsen@freyrbattery.com
Tel: (+47) 920 54 570

Cautionary Statement Concerning Forward-Looking Statements

All statements, other than statements of present or historical fact included in this press release are forward looking statements.
These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from the expected results. Most of these factors are outside FREYR’s control and are difficult to predict. Additional information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in (i) FREYR’s Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 1, 2022 and (ii) FREYR's Annual Report on Form 10-K for the year ended December 31, 2022 that was filed with the SEC on February 27, 2023, available on the SEC’s website at www.sec.gov.

2 | News Release | FREYR Battery | www.freyrbattery.com/news